Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Quest Resource Holding Corporation of our report dated April 27, 2021, except for the restatement described in Note 15 as to which the date is February 22, 2022, relating to the consolidated financial statements of Rome Holdings, LLC and Subsidiary, appearing in the Current Report on Form 8-K/A filed by Quest Resource Holding Corporation on February 22. 2022.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

Blue Bell, Pennsylvania

April 8, 2022